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                                                                     Exhibit 3.6

                              ARTICLES OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION
                      OF METROPOLITAN HEALTH NETWORKS, INC.

         Pursuant to Section 607.1006 of the Business Corporation Act of the State of Florida, the undersigned Directors of METROPOLITAN HEALTH NETWORKS, INC., a corporation organized and existing under and by virtue of the Business Corporation Act of the State of Florida, bearing document number P96000004953, do hereby certify:

         That pursuant to Unanimous Written Consent of the Board of Directors of said Corporation dated March 12, 2001 and the consent of a majority of Shareholders of the outstanding common stock of the Corporation at a meeting on May 24, 2001, which shares voting at such meeting represented a majority of the total issued and outstanding capital stock of the Corporation entitled to vote.

         Therefore, the number of votes cast for the amendment to the Corporation's Articles of Incorporation was sufficient for approval.

         The first two paragraphs of the following Article should be amended to read:

                           ARTICLE III - CAPITAL STOCK

The maximum number of shares that this Corporation shall be authorized to issue and have outstanding at any one time shall be ninety million (90,000,000) shares which are to be divided as follows:

Eighty million (80,000,000) shares of Common Stock with a par value of $.001 per share and ten million (10,000,000) shares of Preferred Stock at a par value of $.001 per share. Series of the Preferred Stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of preferred stock as adopted by the Board of Directors pursuant to the authority in this paragraph given.

         IN WITNESS WHEREOF, the undersigned Directors have executed these Articles of Amendment as of the 24th day of May, 2001

                                        METROPOLITAN HEALTH NETWORKS, INC.

                                        By: /s/ Fred Sternberg
                                            ------------------------------------
                                            Fred Sternberg, President & CEO